Exhibit 3.1

DOUBLE EAGLE PETROLEUM CO.

ARTICLES OF AMENDMENT TO THE

ARTICLES OF INCORPORATION

Double Eagle Petroleum Co., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Article FIRST of the Articles of Incorporation of the Corporation (the “Articles”) is hereby amended to change the name of the Corporation to:

Escalera Resources Co.

SECOND: The foregoing amendment to the Articles was approved by the Board of Directors of the Corporation and was limited to a change expressly authorized by Section 2-605(a)(1) of the Maryland General Corporation Law without action by the stockholders.

THIRD: The undersigned officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its names and on its behalf by its President and attested by its Secretary this 24th day of March, 2014.

ATTEST:		DOUBLE EAGLE PETROLEUM CO.

By:	/s/ Emily Maron	By:	/s/ Richard Dole
Name:	Emily Maron	Name:	Richard Dole
Title:	Secretary	Title:	President